Exhibit 5.1

Fort Lauderdale Jacksonville Los Angeles Madison Miami New York Orlando Tallahassee Tampa Tysons Corner Washington, DC West Palm Beach	Akerman Senterfitt One Southeast Third Avenue 28th Floor Miami, Florida 33131-1714 www.akerman.com 305 374 5600 tel 305 374 5095 fax

November 9, 2006

SBA Communications Corporation

5900 Broken Sound Parkway NW

Boca Raton, Florida 33487

Ladies and Gentlemen:

SBA Communications Corporation, a Florida corporation (the “Company”), filed with the Securities and Exchange Commission on October 12, 2001, a Shelf Registration Statement on Form S-4, as amended, Registration No. 333-71460 (the “Shelf Registration Statement”), under the Securities Act of 1933, as amended (the “Securities Act”). Such Shelf Registration Statement relates to the offering by the Company of the Company’s Class A common stock, $.01 par value per share (the “Class A Common Stock”). We have acted as counsel to the Company in connection with the preparation and filing of the Shelf Registration Statement and the issuance of 1,209,598 shares (the “Shares”) of Class A Common Stock pursuant to the Shelf Registration Statement, in connection with the acquisition of 3 towers.

In so acting, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, records, certificates and other instruments of the Company as in our judgment are necessary or appropriate for purposes of this opinion.

Based upon the foregoing examination, we are of the opinion that the Shares have been duly authorized and, when issued, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as an exhibit to the Shelf Registration Statement and to the use of our name under the caption “Legal Matters” in the Shelf Registration Statement. In giving such consent, we do not thereby admit that we are included within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.

Sincerely,

AKERMAN SENTERFITT

/s/ Akerman Senterfitt